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Grosvenor Registered Multi-Strategy Master Fund, LLC                  HEDGE FUND

  IF YOU DO NOT WANT TO SELL FUND INTERESTS AT THIS TIME, PLEASE DISREGARD THIS
   NOTICE. THIS LETTER AND ATTACHED INFORMATION ARE SIMPLY NOTIFICATION OF THE
                              FUND'S TENDER OFFER.

September 29, 2010

Dear Investor:

We are writing to inform you of important dates relating to a tender offer by Grosvenor Registered Multi-Strategy Master Fund, LLC (the "Fund"). If you are not interested in redeeming your limited liability company interest in the Fund ("Interest") at this time, please disregard this notice.

TENDER OFFER INFORMATION

The tender offer period will begin on September 29, 2010 and will end at 12:00 midnight, Eastern Time, on October 27, 2010. The purpose of the tender offer is to provide liquidity to Investors who hold Interests in the Fund. Interests may be redeemed only by tendering them during one of the Fund's announced tender offers.

Should you wish to sell your Interest or a portion of your Interest, please complete and return the enclosed Letter of Transmittal BY MAIL to Bank of America, Attn: Bonnie Moy, 100 Federal Street, MA5-100-06-05, Boston MA 02110, or VIA EMAIL (instructions below) so that it arrives no later than October 27, 2010. If you do not wish to sell your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

All requests to tender Interests must be RECEIVED by Bank of America Capital Advisors LLC. (the "Adviser"), the investment adviser of the Fund, by MAIL or EMAIL in good order by October 27, 2010. PLEASE NOTE THAT LETTERS OF TRANSMITTAL ARE NO LONGER BEING ACCEPTED BY FAX TRANSMISSION. HOWEVER, THEY MAY BE SENT VIA EMAIL TO aiclientservice@ml.com. PLEASE INCLUDE THE WORDS "GROSVENOR TENDER DOCUMENTS" IN THE SUBJECT LINE. Investors wishing the Adviser to confirm receipt of a Letter of Transmittal should include their e-mail address at the designated place on the Letter of Transmittal.

TO LEARN MORE

If you would like to learn more about the tender offer, please refer to the attached Offer to Purchase document, which contains additional information. If you have any questions regarding the tender offer or the Fund in general, please contact your dedicated relationship team at Bank of America or the Fund's Client Service at (866) 921-7951.

Sincerely,


GROSVENOR REGISTERED MULTI-STRATEGY MASTER FUND, LLC